EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Melissa Plaisance (925) 467-3136 - Investors
Teena Massingill (925) 467-3810 - Media

Safeway Declares Quarterly Dividend

Pleasanton, CA – August 18, 2005 - Safeway Inc.’s Board of Directors declared a regular quarterly cash dividend of $0.05 per common share. The cash dividend will be payable on September 28, 2005 to stockholders of record at the close of business on September 7, 2005.

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,801 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.